Exhibit 10.Q
JOHNSON CONTROLS, INC.
COMPENSATION SUMMARY FOR NON-EMPLOYEE DIRECTORS
               Compensation for non-employee members of the Board of Directors (the “Board”) of Johnson Controls, Inc. (the “Company”), effective October 1, 2009, consists of the payment for the Company’s fiscal year of:
               (i) a retainer at the annual rate of $220,000 to each non-employee director in the form of $110,000 in cash and $110,000 in common stock of the Company (the “Retainer”) and
               (ii) a Committee chair fee at the annual rate of $25,000 in cash to each non-employee chair and successor chair for the Audit, Corporate Governance, Nominating and Compensation Committees of the Board (the “Committee Chair Fee”).
               Payment of Common Stock Portion of the Retainer. The Company will pay the common stock portion of the Retainer on the date of the annual shareholders meeting to each director then in office, subject to the following:
•	If a director is retiring from the Board as of the date of such annual shareholders meeting, then the director will be entitled to receive common stock with an aggregate value equal to (x) the number of days that have elapsed from October 1 of the fiscal year in question to the date of the annual shareholders meeting divided by (y) 365, multiplied by $110,000;

•	If a director is newly elected at the annual shareholders meeting, or was appointed as a director on or after the October 1 of the fiscal year in question, then the director will be entitled to receive common stock with an aggregate value equal to (x) the number of days in the period from the effective date of the director’s appointment or election to the Board through September 30 of the fiscal year in question divided by (y) 365, multiplied by $110,000.
               If a director is newly appointed or elected to the Board after the annual shareholders meeting in the fiscal year in question, then the director will be entitled to receive upon the effective date of his or her appointment or election common stock with an aggregate value equal to (x) the number of days in the period from the effective date of the director’s appointment or election through September 30 of the fiscal year in question divided by (y) 365, multiplied by $110,000.
               If a director retires from the Board either on October 1 or after October 1 of the fiscal year in question but prior to the annual shareholders meeting in such fiscal year, then the director will be entitled to receive upon the effective date of his or her date of retirement common stock with an aggregate value of (x) the number of days that have elapsed from October 1 of the fiscal year in question to the date of the director’s retirement divided by (y) 365, multiplied by $110,000.
               Payment of the Cash Portion of the Retainer and Committee Chair Fee. The Company will pay the cash portion of the Retainer and the Committee Chair Fee in the form of a quarterly payment ($27,500 per quarter for the cash portion of the Retainer and $6,250 per quarter for the Committee Chair Fee) in advance on the first business day of each quarter to each director then in office. If a director is either elected or appointed to the Board or is appointed as a Committee Chair (or successor to a Committee Chair) at any time during the fiscal year after the first business day of a quarter, then such director will receive upon the effective date of such election or appointment, for the quarter in which such election or appointment is effective, a prorated amount of the cash portion of the Retainer and/or any Committee Chair Fee with such amount to be determined in the manner set forth below:
•	Cash portion of Retainer: The director shall receive a cash amount equal to (x) the number of days from the effective date of the appointment or election to the first day of the next quarter divided by (y) 90, multiplied by $27,500; and

•	Committee Chair Fee: The director shall receive a cash amount equal to (x) the number of days from the effective date of the appointment or election to the first day of the next quarter divided by (y) 90, multiplied by $6,250.
               The Company will not pay any fees for attendance at meetings of the Board or any committee.
               Additionally, upon election or appointment to the Board, the Company will make a one-time grant of $85,000 worth of common stock units to each new non-employee member of the Board. These common stock units are immediately vested and are required to be deferred until termination or retirement from the Board. These common stock units include the right to receive dividend equivalents in the form of additional deferred common stock units.
               All shares of stock to be issued to directors as contemplated above will be issued pursuant to the 2003 Director Stock Plan.
               Non-employee directors are permitted to defer all or any part of their Retainer and Committee Chair Fees under the Johnson Controls, Inc. Deferred Compensation Plan for Certain Directors.
               The Company will also reimburse non-employee directors for any expenses related to their service on the Board.

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